Exhibit 8(ddd)(2)

Amendment to Participation Agreement (Janus)

AMENDMENT TO RETAIL FUND PARTICIPATION AGREEMENT

THIS AMENDMENT to the Retail Fund Participation Agreement (the “Agreement”) between Transamerica Advisors Life Insurance Company (formerly known as Merrill Lynch Life Insurance Company) (the “Company”), Janus Distributors LLC (“Distributor”), and Janus Services LLC (“Janus Services”) is effective as of February 1, 2011. Capitalized terms not otherwise defined herein shall the meanings ascribed to them in the Agreement.

WHEREAS, the Company, the Distributor, and Janus Services have entered into the Agreement, dated May 1, 2007; and

WHEREAS, AEGON USA, Inc. purchased the Company through a transaction effective December 28, 2007; and

WHEREAS, certain Company functions transitioned to the Cedar Rapids offices of the Company, effective November 9, 2009; and

WHEREAS, the Company was renamed effective July 1, 2010 to Transamerica Advisors Life Insurance Company; and

WHEREAS, Merrill Lynch, Pierce, Fenner & Smith, Inc. is no longer the policy underwriter for the Company; and

WHEREAS, the funds and the respective share classes of Janus Adviser Series have merged into Janus Investment Fund and are now known as funds and share classes of Janus Investment Fund.

WHEREAS, the Agreement provides for automatic termination in the event of its assignment as defined in the 1940 Act and the parties hereto wish to reinstate the Agreement as of December 28, 2007 with the same terms except as amended hereby; and

WHEREAS, as a result, the Company, the Distributor and Janus Services desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the above premises, the Company, the Distributor and Janus Services hereby agree:

1.	Amendment.

A. The fifth whereas clause is hereby deleted and replaced by the following:

WHEREAS, the Distributor is registered as a broker-dealer with the Securities and Exchange Commission (hereinafter the “SEC”) under the Securities Exchange Act of 1934, as amended (hereinafter the “1934 Act”), and Janus Services serves as the transfer agent for the Janus Investment Fund.

B. The sixth whereas clause is hereby deleted and replaced by the following:

WHEREAS, Transamerica Capital, Inc. (“policy Underwriter”), the underwriter for the variable annuity and the variable life policies, is registered as a broker-dealer with the SEC under the 1934 Act and is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

C. All references to Janus Adviser Series shall be deleted in their entirety and replaced with Janus Investment Fund.

D. All references to Merrill Lynch Life Insurance Company shall be deleted in their entirety and replaced with Transamerica Advisors Life Insurance Company.

E. Section 3.7 is herby deleted and replaced with the following:

The Distributor represents that the Janus Investment Fund is a Massachusetts Business Trust and that it does and will comply in all material aspects with the applicable provisions of the 1940 Act.

F. Section 11.1(k) is hereby deleted.

G. Section 13.1(a) is hereby deleted and replaced with the following:

(a) Any notice shall be deemed duly given only if sent by hand or overnight express delivery, evidenced by written receipt or by certified mail, return receipt requested, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party. All notices shall be deemed given the date received or rejected by the addressee.

If to the Company:

Transamerica Advisors Life Insurance Company

Attention: Dennis P. Gallagher, Esq.

570 Carillon Parkway

St. Petersburg, FL 33716

If to Distributor:	If to Janus Services:

Janus Distributors LLC	Janus Services LLC
151 Detroit Street	151 Detroit Street
Denver, Colorado 80206	Denver, Colorado 80206
Attn: General Counsel	Attn: General Counsel

H. Section 14.5 is hereby deleted and replaced with the following;

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of each party or as expressly contemplated by this Agreement.

I. Schedule A of the Agreement shall be deleted and replaced with the attached Schedule A.

J. Schedule C is hereby deleted and replaced with the attached Schedule C.

K. Section 3 of Schedule D is hereby deleted and replaced with the following:

12b-1 Distribution Related Fees (Class A Shares load-waived Only)

In accordance with the Portfolios’ plans pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Distributor will make payments to the Company at an annual rate of .25% of the average daily net assets invested in the Class A shares (load-waived)of the Portfolios through the Accounts in each calendar month. The Distributor will make such payments to the Company within thirty (30) days after the end of each month. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the month and such other supporting data as may be reasonably requested by the Company. The Rule 12b-1 distribution related fees will be paid to the Company for as long as the Accounts own any Shares of a Portfolio and (i) distribution services are being provided pursuant to this Agreement and (ii) a Rule 12b-1 plan is in effect with respect to such Portfolio. The Company agrees to provide the following services, including, but not limited to:

-delivering prospectuses and marketing materials to prospective and existing contract owners;

-providing educational materials regarding the Funds;

-providing facilities to answer questions from prospective and existing contract owners about the Portfolios;

-receiving and answering correspondence;

-assisting contract owners in completing application forms and selecting investment options.

L. A new Section XV shall be added as follows:

ARTICLE XV

Confidential Information

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a summary of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts, as may be amended from time to time, relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

2. Effectiveness. This Amendment shall be effective as of the date hereof.

3. Continuation. Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Company, the Distributor and Janus Services have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first written above.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ Steven R. Shepard
Name: Steven R. Shepard
Title: Vice President

JANUS SERVICES LLC

By:	/s/ Russell P. Shipman
Name: Russell P. Shipman
Title: Senior Vice President

JANUS DISTRIBUTORS LLC

By:	/s/ Russell P. Shipman
Name: Russell P. Shipman
Title: Senior Vice President

AMENDED SCHEDULE A

ACCOUNTS, CONTRACTS AND PORTFOLIOS

SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date Established by Board of Directors	Contracts Funded by Separate Account	Portfolios and Class of Shares Available to Contracts
Merrill Lynch Life Variable Annuity Separate Account D Established: June 21, 2002	Merrill Lynch Investor Choice Annuity® - (IRA Series)	Each series of Janus Investment Fund, Class A Shares (Load-Waived): Janus Forty Fund Janus Enterprise Fund

Amended Schedule C

Rule 22c-2 Shareholder Information Agreement

This Shareholder Information Agreement (“Agreement”) is effective as of the 1st day of February, 2011 by and between Janus Distributors LLC (“Fund”), and Transamerica Advisors Life Insurance Company.

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term “Intermediary” shall mean an insurance company separate account which is not determined to be an indirect intermediary as such term is defined in SEC Rule 22c-2.

The term “Fund” shall mean an open-ended management investment company that is registered or required to register under section 8 of the Investment Company Act of 1940 and includes (i) an investment adviser to or administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a Contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, managed account programs or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or

[1]

As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs, managed account programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; (iv) as a result of payment of a death benefit from a Contract; (v) as part of a Contract discontinuance or termination of the employee benefit plan; or (vi) as normal participant withdrawals from employee benefit plans made on account of termination, loans, hardship, etc.

NOW, THEREFORE, the Fund and the Intermediary hereby agree as follows:

Shareholder Information

1. Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)*, or other government-issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions. Such requested information shall be provided by the Intermediary to the Fund or its Designee at the following e-mail address, which can be changed from time to time through an amendment to this Agreement:

januscompliance@janus.com

1.1 Period Covered by Request. Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

1.2 Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of

*	According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

1.3 Form and Timing of Response. (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 1. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.4 Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2, or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

2. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that have been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by an Intermediary at the following address, or such other address that the Intermediary may communicate to the Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

FMG Separate Accounts Group

4333 Edgewood Road, NE

Mail Drop 4410

Cedar Rapids, IA 52499

FAX: (319) 355-8260

Primary Email: FMGSeparateAccountsGroup@AEGONUSA.com

Sheryl Wade	Linda Curson
Phone: (319) 355-8153	Phone: (319) 355-8381
swade@AEGONUSA.com	lcurson@AEGONUSA.com

2.1 Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the contract holder that violated the Fund’s policies relating to eliminating or reducing any dilution of the value of the Fund’s outstanding Shares.

2.2 Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

2.3 Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed. Such confirmation should be sent to:

Janus Capital Group

ATTN: Compliance/Brad Marshall

720 S. Colorado Blvd

Suite 290A

Denver, CO 80216

Or email at:

Janus.compliance@janus.com

3. Construction of the Agreement; Participation Agreement. The parties have entered into one or more Participation Agreement(s) between or among them, for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements the Participation Agreement(s), as amended. To the extent the terms of this Agreement conflict with the terms of the Participation Agreement(s), the terms of this Agreement shall control.

4. Termination. This Agreement will terminate upon the termination of the Participation Agreement(s).

Addendum to the Shareholder Information Agreement

(Under Rule 22c-2(a) (2) of the Investment Company Act of 1940)

This Addendum (“Addendum”) modifies the Shareholder Information Agreement (Agreement) to which it is attached by and between Janus Distributors LLC (“Fund”) and Transamerica Advisors Life Insurance Company (“Insurer”).

As used in this Addendum, the terms use herein shall have same meaning as those used in the Agreement, unless the term is defined differently herein or a different meaning is clearly required by the contexts:

A. Scope of this Addendum

This Addendum modifies the terms of the Agreement with respect to group annuities and funding agreements products issued by the Insurer in conjunction with certain pension or retirement plans. The parties agree that these products and customers present unique recordkeeping requirements and therefore, it is necessary for the parties to address the requirements for producing the necessary data in this separate Addendum.

B. Modification to Section 1.1 of the Agreement.

Section 1.1 is modified by the addition of the following:

In no event will the request for data cover periods longer than 18 calendar months from the date of the request. Furthermore, data requests may not cover periods prior to the effective date of this Agreement unless the Fund and Intermediary agree in writing to all terms and conditions and the request is in response to a regulatory requirement.

C. Modification to Section 1.3 of the Agreement.

Section 1.3 is modified by the addition of the following:

For requests for periods prior to 90 days from the request, the Intermediary will inform the Fund within 10 business days of the timing of the response which will not exceed a reasonable period of time taking into account the complexity of obtaining such information from systems and archives.

D. No other provisions are modified by this Addendum.